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                                                                    Exhibit 99.5


PERSONAL AND CONFIDENTIAL
-------------------------

March 21, 2002



Board of Directors
Centra Software, Inc.
430 Bedford Street
Lexington, MA 02420

Re: Initially Filed Registration Statement on Form S-4 of SmartForce Public Limited Company ("SmartForce") relating to the Ordinary Shares (as defined below) being registered in connection with the merger of SmartForce and Centra Software, Inc. (the "Company") pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 16, 2002 (the "Agreement"), among SmartForce, Atlantic Acquisition Corp., a wholly-owned subsidiary of SmartForce, and the Company


Gentlemen:

Reference is made to our opinion letter dated January 16, 2002 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company of the 0.425 American Depositary Shares, each of which represents and is exchangeable for one Ordinary Share, par value IR9.375 pence per share (the "Ordinary Shares"), of SmartForce to be received for each Share pursuant to the Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Joint Proxy Statement/Prospectus; Summary of the Merger; Our Reasons for Proposing the Merger of SmartForce and Centra," "The Proposed Merger; Recommendation of Centra's Board of Directors and Centra's Reasons for the Merger" and "The Proposed Merger; Opinion of Centra's Financial Advisor" and to the inclusion of the foregoing opinion in the Preliminary Joint Proxy Statement/Prospectus contained in the

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Board of Directors
Centra Software, Inc.
March 21, 2002
Page Two


above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co.